UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 25, 2019

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

(408) 400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Awards of Performance Based Cash Compensation for Executive Officers

On March 25, 2019, the Compensation Committee (the “Committee”) of the Board of Directors of Adesto Technologies Corporation (the “Company”) approved an executive officer bonus plan for 2019 (“2019 Bonus Plan”), and set target bonus amounts for its executive officers, including the named executive officers. The Committee also approved target bonus amounts under the 2019 Bonus Plan.

Under the 2019 Bonus Plan, in 2020, participants will be eligible to receive a bonus equal to their respective target bonus amounts, based upon Company achievement of specific 2019 financial performance objectives and participant achievement of specific 2019 non-financial management and business objectives (“MBOs”) established for that participant.

The 2019 on-target bonus amounts were set at the following levels for the following named executive officers:

Narbeh Derhacobian – 65% of base salary

Ron Shelton – 40% of base salary

Tom Spade – 67% of base salary

For Mr. Derhacobian and Mr. Shelton, 70% of the bonus will be determined by Company financial performance and 30% by achievement of MBOs.  For Mr. Spade, 10% of the bonus will be determined by Company financial performance, 85% by divisional financial performance and 5% by achievement of MBOs.

Company financial objectives for 2019 are expressed in terms of revenue, gross margin, and adjusted EBITDA (as defined in the Company’s earnings releases).  After setting specific target performance levels for revenue, gross margin and adjusted EBITDA, the Committee weighted each metric and determined that performance at 100% of these targets would drive 35%, 35% and 30% payouts on the Company financial performance portion of the bonus, respectively.  No bonus would be earned for performance of a metric at 80% of target or less, and performance at 110% of target (maximum) would drive 53.8%, 53.8% and 48.8% payouts for the Company financial bonus.

MBOs targets for each participant are established by the Committee to align with the Company’s operational and strategic objectives and the participants’ areas of responsibility.

Grants of Performance-Based Restricted Stock Units for Executive Officers

On March 25, 2019, the Committee also approved grants of performance-based restricted stock units (“PRSUs”) to acquire shares of Company common stock to executive officers of the Company, including PRSUs covering up to 45,499 shares for Mr. Derhacobian, 32,897 shares for Mr. Shelton and 7,324 shares for Mr. Spade. These awards, granted under the 2015 Equity Incentive Plan, are subject to vesting based on the achievement of specified performance metrics.

Under the PRSUs, depending on the percentage by which the cumulative appreciation of the closing price per share of Company common stock from March 15, 2019 to March 15, 2020 (with such price at the end of the period being equal to the average closing price per share of Company common stock for the 30 consecutive trading days prior to and including March 15, 2020) (“Company Stock Price Performance”) exceeds the cumulative appreciation of the Russell 2000 Index from March 15, 2019 to March 15, 2020 (“Index Performance”), 0% to 100% of the target shares will be eligible to be earned as of March 15, 2020.  If (x) the Company Stock Price Performance for the performance period does not exceed Index Performance over the same period or (y) the closing price per share of Company common stock on March 15, 2020 does not meet or exceed a pre-established price per share, then no shares will be earned under the awards and all shares will be forfeited under the awards.  If any target shares become earned (“earned shares”) as a result of achievement of the performance metrics, then 25% of the earned shares shall vest in equal installments on September 15, 2020 and at the end of each of the next three six-month periods thereafter until all of the earned shares have completed vested. Subject to certain exceptions, the awards shall vest, if at all, only after March 15, 2020, and the executive officers must be employed by the Company at the time of vesting for the award to vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: March 29, 2019	By:	/s/ Ron Shelton
Name: Ron Shelton
Title: Chief Financial Officer